eLOYALTY CORPORATION

7% Series B Convertible Preferred Stock

Issuable Upon Exercise of Subscription Rights

The Rights Offering Will Expire at 5:00 p.m., New York City Time,

on December 19, 2001, Unless the Rights Offering is Extended

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      This letter is being distributed to brokers, dealers, commercial banks, trust companies and other nominees in connection with the offering (the “Rights Offering”) by eLoyalty Corporation (“eLoyalty”) of its 7% Series B Convertible Preferred Stock (the “Preferred Stock”) pursuant to subscription rights (the “Rights”) distributed by eLoyalty to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on October 8, 2001 (the “Record Date”). The Rights are described in the Prospectus that accompanies this letter and are evidenced by a rights certificate registered in your name or the name of your nominee.

      Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner on the Record Date. Each Right entitles its holder to subscribe for, at such holder’s option, either $1.60, $1.00 or $0.50 (the “Subscription Price”) of Preferred Stock. The purchase price per share of Preferred Stock will be the lesser of $0.51 and 90% of the average of the last sale price of the Common Stock over the twenty trading days through and including the fourth trading day prior to the closing date of the Rights Offering, subject to adjustment for a proposed one-for-ten reverse split of the Common Stock to be effected immediately prior to the closing of the Rights Offering. eLoyalty will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the expiration date of the Rights Offering. No fractional Rights have been granted by eLoyalty. If, based on the number of shares it holds, a record holder would have been entitled to a fractional Right, the number of Rights granted to such holder has been rounded down to the nearest whole number.

      Beneficial owners must own at least one share of pre-split Common Stock (or one-tenth of a share of post-split Common Stock) on the Closing Date (as defined below) for each Right that they exercise. eLoyalty reserves the right to rescind any purchase of Preferred Stock in violation of this requirement.

      We are asking you to contact those of your clients who beneficially own the shares of Common Stock registered in your name or the name of your nominee to obtain their instructions with respect to the Rights. Enclosed are copies of the following documents, which we encourage you to distribute to each beneficial owner of Common Stock that you contact:

      1.  The Prospectus for the Rights Offering;

      2.  The “Instructions as to Use of Rights Certificate”;

      3.  A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Rights; and

      4.  A Form W-9.

      Please act promptly. The Rights will expire at 5:00 p.m., New York City time, on December 19, 2001 (the “Closing Date”), unless the Rights Offering is extended.

      To exercise Rights, a properly completed and executed Rights Certificate and payment in full for all Rights being exercised must be delivered to Mellon Bank, N.A., the subscription agent for the Rights

Offering, as indicated in the Prospectus prior to 5:00 p.m., New York City time, on the Closing Date. Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the information agent for the Rights Offering. Its toll-free telephone number is (800) 322-2885.

Very truly yours,

eLOYALTY CORPORATION

Nothing herein or in the enclosed documents shall be construed as appointing you or any person as an agent of eLoyalty Corporation, Mellon Bank, N.A., MacKenzie Partners, Inc. or any other person deemed to be offering the Preferred Stock pursuant to the Rights, or authorize you or any other person to make any statements on behalf of any of them other than statements made in the Prospectus.

2